December 18, 2015

FSI Low Beta Absolute Return Fund
c/o Ultimus Fund Solutions, LLC
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45039

Re: FSI Low Beta Absolute Return Fund

Ladies and Gentlemen:

We have acted as counsel to FSI Low Beta Absolute Return Fund, a Delaware statutory trust (the “Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Pre-Effective Amendment No. 1 to the Fund's registration statement on Form N-2 (File Nos. 333-207185 and 811-22595) (the “Pre-Effective Amendment”) registering 1,494,702.74 units of beneficial interest of the Fund (the “Units”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Pre-Effective Amendment.  For purposes of rendering that opinion, we have examined the following documents, and have made such other investigation as we deemed appropriate:

a)            The Pre-Effective Amendment;

b)            The Fund's Amended and Restated Agreement and Declaration of Trust dated April 2, 2013 (the “Trust Instrument”);

c)            The Fund's Certificate of Trust, dated August 1, 2011 and the Certificate of Amendment to the Certificate of Trust dated September 11, 2012;

d)            The Trust's Amended and Restated By-Laws dated December 18, 2012 (the “By-Laws”);

e)            Copies of certain resolutions (the “Resolutions”) adopted and approved by the Board with respect to the Fund and the issuance of Units;

f)            A Certificate of Good Standing for the Trust dated December 18, 2015, obtained from the Secretary of State of the State of Delaware; and

g)            A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof.

For various facts that are material to our opinion, we have relied upon representations made in the foregoing documents and upon the certificate of the Secretary of the Trust.

December 18, 2015

With respect to all documents that we examined, we have assumed (i) the authenticity of documents submitted to us as authentic originals, (ii) the conformity of all documents submitted to us as copies with the originals of such documents, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust; (ii) that the Trust Instrument, the By-Laws and the Certificate of Trust are in full force and effect and have not been amended, except as described above; (iii) the Fund's due formation and organization, and valid existence in good standing, under the laws of the jurisdiction governing its organization or formation, (iv) the legal capacity of natural persons who are parties to the documents that we examined; (v) that each of the parties (other than the Fund) to the documents that we examined had and has the power and authority to execute and deliver such documents, and to perform its obligations thereunder; (vi) the due authorization, execution and delivery of all documents that we examined by all parties thereto; (vii) the payment by each person to whom the Fund has issued or will issue Units (collectively, the “Unitholders”) for such Units, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Pre-Effective Amendment, and (viii) that the Units have been and are issued and sold to the Unitholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Pre-Effective Amendment.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, are generally applicable to the issuance of Units by entities such as the Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	the Units to be registered pursuant to the Pre-Effective Amendment have been duly authorized for issuance by the Fund; and

(2)	when issued and paid for upon the terms provided in the Pre-Effective Amendment, subject to Article IV of the Trust Instrument, the Units to be issued pursuant to the Pre-Effective Amendment will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Pre-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Pre-Effective Amendment and to the reference to this firm in the Statement of Additional Information that will be filed as part of the Pre-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Bernstein Shur
Bernstein Shur